Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080
Castle Brands Announces Fiscal 2009 Second Quarter Results
Completed Private Placement for $15 Million Cash Infusion
Substantially All Debt Converted to Equity
NEW YORK, November 14, 2008 — Castle Brands Inc. (AMEX:ROX), an emerging developer and international marketer of premium branded spirits, today reported financial results for the three and six months ended September 30, 2008.
In the fiscal 2009 second quarter, the Company had net sales of $7.4 million, a decrease from net sales of $8.9 million in the prior year period. The Company had a net loss of $6.13 million, or $(0.39) per diluted share, in the fiscal 2009 second quarter, compared to a net loss of $3.3 million, or $(0.21) per diluted share, in the comparable 2008 period. The results for the fiscal 2008 quarter included $1.9 million from a one-time increase due to excise and value added taxes in Ireland. Excluding the effects of this one-time increase in net sales in the prior year period, net sales increased in the three months ended September 30, 2008.
For the six months ended September 30, 2008, the Company had net sales of $13.3 million, a decrease from net sales of $14.5 million in the prior year period. Excluding the effects of the one-time $1.9 million increase in the prior period described above, net sales increased in the six months ended September 30, 2008 as the Company continued to focus on its more profitable brands and markets and its pricing strategy.
U.S. case sales decreased 5% to 57,511 nine liter cases in the second quarter of fiscal 2009 as the Company focused on more profitable brands. U.S. case sales accounted for 68% of total case sales, up from 62% in fiscal second quarter 2008. International case sales declined 27% to 27,596 cases as a result of continued adjustments in its route to market in the Republic of Ireland. The Company expects to resolve these issues in the near term. Reflecting the decrease in international case sales, global case sales in the first quarter were down 13% to 85,107 nine liter cases.
Selling expense for the three months ended September 30, 2008 decreased 13% to $3.9 million and for the six months ended September 30, 2008 decreased 16% to $7.3 million due to cost containment efforts and a decrease in advertising, marketing and promotional expense.

Richard J. Lampen, President and Chief Executive Officer, “The closing of the private placement transaction resulted in a significant capital infusion and the conversion of virtually all of our debt into equity. These developments put our company on firmer footing and enable us to pursue our original vision of building our own premium brands, supporting our existing agency brands, pursuing new agency relationships and making brand acquisitions.”
John Glover, Chief Operating Officer of US Operations, commented, “Our second quarter results reflect our focused sales and marketing efforts on our most profitable brands. We continue to aggressively cut and control costs and promote efficiency in our efforts to achieve profitability.” Mr. Glover added, “Our brands continue to perform well in the U.S. market and the restructuring of our international operations should have a positive impact on operations in the coming quarters.”
$15 Million Private Placement and Note Conversion
In October 2008, the Company completed the sale of 1.2 million shares of newly issued Series A Convertible Preferred Stock for $15 million at a purchase price of $12.50 per share (which is, in effect upon conversion, $0.35 per share of common stock). Concurrently with the closing, all of the Company’s 6% convertible notes, in the principal amount of $9 million, due March 1, 2010, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $23.21 (which is, in effect upon conversion, $0.65 per share of common stock). Also, substantially all of the outstanding principal of Castle Brands (USA) Corp.’s 9% senior secured notes, in the principal amount of $10 million, due May 31, 2009, plus accrued interest, were converted into shares of Series A Preferred Stock at a per share price of $12.50 (which is, in effect upon conversion, $0.35 per share of common stock).
The closing of the private placement and the conversion of the notes (and subsequent automatic conversion of the Series A Preferred Stock issued in connection therewith) will result in the Company’s issuance of approximately 86 million shares of common stock. Holders of Series A Preferred Stock (comprised of the investors and the converting note holders, many of which are current stockholders of the Company) own, excluding present ownership, approximately 85% of the Company’s common stock on an as-converted basis.
In connection with the transaction, the Company’s Board of Directors appointed new management. Mr. Lampen was appointed as the interim President and Chief Executive Officer, and John Glover, the Company’s Senior Vice President — Marketing, was promoted to Chief Operating Officer of US Operations. Also, as required under the purchase agreement, four of the Company’s nine directors resigned (Keith A. Bellinger, Robert J. Flanagan, Colm Leen and Kevin P. Tighe) and were replaced with four directors designated by the investors (Phillip Frost, M.D., Glenn L. Halpryn, Richard J. Lampen and Micaela Pallini).
More about Castle Brands Inc.
Castle Brands is an emerging developer and international marketer of premium branded spirits within four categories of the spirits industry: vodka, rum, whiskey and liqueurs/cordials. Castle Brands’ portfolio includes, Gosling’s Rum®, Pallini® Limoncello™, Raspicello™ and Peachcello™, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Boru® Vodka, Celtic Crossing® Liqueur, Sea Wynde® Rum and Brady’s® Irish Cream.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2008, as amended, filed with the Securities and Exchange Commission.
When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three-months ended		Six-months ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales, net*	$7,431,100	$8,920,952	$13,322,495	$14,545,037
Cost of sales*	5,085,928	6,436,721	9,038,613	9,941,259

Gross profit	2,345,172	2,484,231	4,283,882	4,603,778

Selling expense	3,874,105	4,436,622	7,303,449	8,674,230
General and administrative expense	2,146,424	2,091,109	4,218,397	4,152,029
Depreciation and amortization	244,352	284,274	487,859	555,701

Net operating loss	(3,919,709)	(4,327,774)	(7,725,823)	(8,778,182)

Other income	9,811	—	25,384	—
Other expense	(16,487)	(10,297)	(28,212)	(21,464)
Foreign exchange gain(loss)	(1,822,077)	1,082,609	(1,920,988)	1,159,935
Interest expense, net	(528,894)	(313,354)	(1,034,244)	(800,814)
Current credit on derivative financial instrument	—	—	—	189,397
Income tax benefit	37,038	37,038	74,076	74,076
Minority interests	106,857	251,020	174,165	491,390

Net loss	$(6,133,461)	$(3,280,758)	$(10,435,642)	$(7,685,662)

Net loss per common share, basic and diluted	$(0.39)	$(0.21)	$(0.67)	$(0.52)

Weighted average shares used in computation, basic and diluted	15,629,776	15,629,776	15,629,776	14,898,083

*	Sales, net and Cost of sales include excise taxes of $1,127,135, $3,025,066, $2,105,189 and $4,328,056 for the three-months ended September 30, 2008 and 2007 and the six-months ended September 30, 2008 and 2007, respectively.